Exhibit 2.7

AMENDMENT TO

AGREEMENT OF SALE

This Amendment to Agreement of Sale (the “Amendment”) is made as of the 6th day of December, 2011 by and among BIG BOULDER CORPORATION, a Pennsylvania corporation (“Seller”), and JFBB SKI AREAS, INC., a Missouri corporation (“Buyer”).

W I T N E S S E T H

WHEREAS, the Buyer and the Seller are the Buyer and the Seller, respectively, under that certain Agreement of Sale dated the 31st day of October, 2011 (the “Agreement”) concerning that property located in Blakeslee, Pennsylvania known as the Big Boulder Ski Resort; and

WHEREAS, the Buyer and the Seller desire to amend the Agreement as specifically set forth below.

NOW, THEREFORE, in consideration of the making of the Agreement and other good and valuable consideration, the Buyer and the Seller agree as follows:

1. Closing Date. Section 12 of the Agreement is hereby deleted and replaced with the following:

12. Closing

Closing of title hereunder (“Closing”) will be held at the offices of the Title Company, at 1:00 P.M. local time on December 8, 2011, TIME BEING OF THE ESSENCE, (the “Closing Date”), or at such other definite place and time and/or prior date as Seller and Buyer may agree upon in writing; provided, however that Closing shall occur no later than December 16, 2011 (“Outside Closing Date), TIME BEING OF THE ESSENCE; and provided further, however, that if Closing does not occur on December 8, 2011, Buyer shall pay to Seller the amount of Two Thousand Five Hundred ($2500.00) Dollars per day (cumulatively, the “Extension Fee”) which obligation to pay the Extension Fee shall commence on, and include, December 8, 2011, and continue until the earlier of (i) the date on which Closing does occur, or (ii) the date this Agreement is terminated by Seller as hereinafter provided. In the event that Closing does not occur on or before the Outside Closing Date, then, notwithstanding anything to the contrary contained in this Agreement, the Deposit shall be non-refundable and shall be immediately paid to Seller. The Extension Fee (i) is an amount to be paid by Buyer to Seller which is separate and apart from, and in addition to, the Buyer’s obligations to pay the Purchase Price and the Deposit, (ii) shall not be credited against the Purchase Price or Deposit at Closing, (iii) shall be paid by Buyer to Seller regardless of whether Closing occurs, and (iv) shall be paid by Buyer to Seller immediately upon demand by Seller. In the event that Closing does not occur on or before the Outside Closing Date, then Seller may terminate this Agreement at any time thereafter in Seller’s sole discretion. Unless otherwise agreed between Buyer and Seller, the transaction contemplated hereby shall also be closed by means of the concurrent delivery of the documents of title and the conveyancing documents, and the payment of the Purchase Price subject to the adjustments expressly provided for under the terms of this Agreement. Buyer shall pay for any administrative charges or closing fees of the Title Company and Escrow Agent for the conduct of Closing, if any.

2. No Other Amendments. Except as set forth in this Amendment, the terms, covenants, conditions and agreements of the Agreement shall remain unmodified and otherwise in full force and effect. In the event of any inconsistency between the terms of the Agreement and the terms of this Amendment, the terms of this Amendment shall control.

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IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day, month and year first above written.

SELLER:	BUYER:

BIG BOULDER CORPORATION,	JFBB SKI AREAS, INC.

a Pennsylvania corporation	a Missouri corporation

By:		By:
Eldon D. Dietterick Exec. Vice President & Treasurer
Attest:		Attest:
	(Corporate Seal)		(Corporate Seal)

Consent of Peak Resorts, Inc.

The undersigned has executed this Amendment to acknowledge and confirm (i) its acceptance of the terms and conditions of this Amendment, and (ii) its acceptance of its rights, duties and obligations under this Amendment.

Peak Resorts, Inc., a Missouri corporation

By:
Name: Stephen Mueller
Title: Vice President

ESCROW AGENT:

Pocono Area Abstract Company

a	PA Corporation

By:
Attest:
(Corporate Seal)